Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Next Bridge Hydrocarbons, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	40,000,000	-	$6,747,066.42	$0.00011020	$743.53
Fees Previously Paid	-	-	-		-	-	-	-
	Total Offering Amounts					$6,747,066.42	$0.00011020	$743.53
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fees Due							$743.53

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of $0.1686 per share of common stock the registrant registers, which was calculated from its unaudited balance sheet as of September 30, 2022. Given that the registrant’s shares of common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its common stock in accordance with Rule 457(c).